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                                  [LETTERHEAD]




         September 30, 1997



         Securities and Exchange Commission
         450 Fifth Street NW
         Washington, DC 20549

         RE:  Bigmar, Inc.

         Ladies and Gentlemen:

         We have read the amended Form 8-K dated September 29, 1997, originally dated August 22, 1997, and are in agreement with the statements contained therein except for matters relating to KPMG Peat Marwick, LLP and item (iii) as to which we have no knowledge. Also with respect to item (v), the reason that we had previously suggested that Bigmar, Inc, include the statement that "information with respect to the agreement disclosed in item (v)-- Other information in the June 30, 1997 10-Q, if further investigated, may materially impact the fairness or reliability of the financial statements to be issued covering the fiscal period subsequent to the financial statements covered by an audit report in its Form 8-K dated August 22, 1997, was not to acknowledge that an audit had not yet been performed by us for the period January 1, 1997 to August 22, 1997. However, in our view the information was required to be provided in accordance with subsection
         (C) of Item 304 (a)(1)(v). Without performing a review of the transaction described in Item (v) of the amended Form 8-K, we have no basis to disagree with the accounting treatment, or characterization of the transaction indicated in the amended Form 8-K dated September 29, 1997.

         Very truly yours,



         /s/ Richard A. Eisner & Company, LLP
         Richard A. Eisner & Company, LLP

         RAE: mo